Exhibit 99.1

VaxGen Responds to Washington Post Article

BRISBANE, Calif. – March 17, 2006 – VaxGen, Inc. (Pink Sheets: VXGN.PK) issued the following statement from its CEO and President, Lance K. Gordon, Ph.D., in response to an article that was published today in The Washington Post about the company’s anthrax vaccine:

“The article presents no new material information about VaxGen’s anthrax vaccine, rPA102, or our plans to deliver 75 million doses to the U.S. government for civilian biodefense. We remain confident in our anthrax vaccine program and are pleased with the progress we are making toward producing a next-generation product.

“The Post article mischaracterized the results of our first Phase II trial, in which the objectives were to assess the safety and immunogenicity of a number of different formulations in order to identify the best one to be used in our final product. Although not all the objectives were met – something we have disclosed on numerous occasions – the trial did confirm the strong safety and immunogenicity of the vaccine that we saw in our Phase I trial. The Phase II results and subsequent non-clinical investigations led to a better understanding of the vaccine formulation.

“The Phase II data showed an unexpected interaction between the vaccine’s protein, rPA, and a standard FDA-approved adjuvant, aluminum hydroxide, used in other vaccines. As we previously announced, using a new assay and a number of state-of-the-art analytical tools, in 2005 we initiated a large number of small-scale and large-scale formulation studies that enabled VaxGen to more fully understand the properties and stability profile of our anthrax vaccine. Based on the scientific data we have generated, we believe we have made the vaccine more robust by introducing small but important changes to its formulation process.

“I am pleased to announce that the improved vaccine formulation at lab scale has remained stable for more than eight months when refrigerated according to standard storage protocols. The changes to the adjuvant have already been successfully incorporated into large-scale production of vaccine lots. We feel confident that we not only have a better understanding of our vaccine but also have a vaccine with greatly improved stability.

“In regard to the anthrax contract, VaxGen continues to believe that the government is fully committed to purchasing 75 million doses of rPA102 at a total price of at least $877.5 million, as per the contract we were awarded in November 2004. As we have previously stated, discussions leading to an update to our contract are ongoing and will be announced when an amendment has been finalized. We continue to estimate that we will have an anthrax vaccine available for delivery to the Department of Health and Human Services in the fourth quarter of 2006. As we have also indicated, HHS may require additional data, beyond that which is required by our existing contract, prior to accepting deliveries of the vaccine, which could delay delivery. In such an event, we would seek appropriate financial compensation.”

About VaxGen

VaxGen, Inc. is a biopharmaceutical company engaged in the development, manufacture and commercialization of biologic products for the prevention and treatment of human infectious diseases, including anthrax, smallpox and Meningitis B. The company has been awarded an $877.5 million U.S. government contract to provide 75 million doses of its recombinant anthrax vaccine for civilian biodefense. Based in Brisbane, Calif., VaxGen operates a wholly owned manufacturing facility in California and owns 21% of Celltrion, Inc., a South Korean operation established to provide contract manufacturing to the global pharmaceutical industry. For more information, please visit the company’s web site at: http://www.vaxgen.com.

Note: Except for the historical statements contained herein, this press release contains forward-looking statements including, without limitation, the statements regarding the timing and progress of the Company’s anthrax vaccine development; the timing of any deliveries of anthrax vaccine to the Strategic National Stockpile; and the likelihood, timing or content of any amendment to the Company’s contract with HHS. These forward-looking statements are subject to risks and uncertainties that could cause actual events to differ materially from those stated including, among others, those risks and uncertainties disclosed from time to time in reports filed by VaxGen with the U.S. Securities and Exchange Commission. Reference should be made to Item 8.01 of the company’s Current Report on Form 8-K filed by VaxGen on February 16, 2006 under the heading “Risk Factors” for a more detailed description of such risks. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date of this release. VaxGen undertakes no obligation to update publicly any forward-looking statements to reflect new information, events, or circumstances after the date of this release except as required by law.

SOURCE VaxGen, Inc.

Paul Laland

Vice President, Public Affairs

VaxGen, Inc.

(650) 624-2345

Lance Ignon

Vice President, Corporate Affairs

VaxGen, Inc.

650-624-1016